UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2016

General Cable Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-12983 (Commission File Number)	06-1398235 (IRS Employer Identification No.)

4 Tesseneer Drive Highland Heights, Kentucky 41076-9753 (Address of principal executive offices, including zip code)

(859) 572-8000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
General Cable Corporation (“General Cable” or the “Company”) announced on December 29, 2016, that it has entered into agreements with the U.S. Securities & Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) that bring to a conclusion those agencies’ respective investigations relating to the U.S. Foreign Corrupt Practices Act (“FCPA”) and the SEC’s separate accounting investigation related to the Company’s financial restatements from 2013 and 2014. Pursuant to those agreements, General Cable will pay fines, disgorgement and pre-judgment interest to the SEC and DOJ in the total amount of $82.3 million.
The Company’s resolution with the SEC encompasses both the FCPA issues and the separate accounting and disclosure issues that were the subject of the Company’s prior restatements. General Cable will disgorge profits of approximately $51.2 million and pay pre-judgment interest of approximately $4.1 million in connection with the FCPA matter, and pay a civil penalty in connection with the restatement-related matters of $6.5 million.
As part of the DOJ resolution, General Cable will pay a penalty of approximately $20.5 million. The Company has entered into a non-prosecution agreement with the DOJ which will be in effect for three years. No criminal charges will be brought against General Cable provided it complies with its obligations under the agreement. In light of the significant compliance enhancements made by the Company to date, neither the SEC nor the DOJ is requiring an independent compliance monitor. The Company has instead agreed to annual self-reporting for a period of three years.
As of the third quarter of 2016, General Cable had accrued $33 million for the FCPA-related investigations. As a result of the resolutions with the SEC and the DOJ, General Cable will record a charge of approximately $49.3 million in the fourth quarter of 2016. Taking this charge into account, General Cable will have recognized all costs associated with the resolution of this matter with the SEC and the DOJ.
Both the SEC and the DOJ recognized and credited General Cable for its extensive and transparent cooperation throughout the investigation, and for significantly enhancing its compliance program.
The complete settlement agreements, including the Company’s obligations under each, can be accessed at the SEC and the DOJ websites at www.sec.gov and www.justice.gov, respectively.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL CABLE CORPORATION

December 29, 2016	By:	/s/ EMERSON C. MOSER
Emerson C. Moser
Senior Vice President, General Counsel and Corporate Secretary